EXHIBIT 10T

                            OFFICE LEASE AGREEMENT

                                   between

                          HULEN SOUTH TOWER LIMITED,
                                 as Landlord

                                     and

                              SUMMIT BANK, N.A.,
                                  as Tenant

                           Dated: November 21, 2002

3880 Hulen Street
Fort Worth, Texas


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                           BASIC LEASE INFORMATION

Lease Date:             November 21, 2002

Tenant:                 Summit Bank, N.A.

Address of Tenant:      Summit Bank, N.A.
                        P.O. Box 2665
                        Fort Worth, Texas 76113

Tenant Contact:         Philip E. Norwood Telephone: (817) 336-6817

Landlord:               Hulen South Tower Limited

Address of Landlord:    Hulen South Tower Limited
                        c/o Isenberg Management Associates
                        1005 W. Jefferson Boulevard, Suite 305
                        Dallas, Texas 75208

Landlord Contact:       Jason Morahan     Telephone: (214) 943-7697

Premises:               Suite Nos. 100, 200 and 300 (being all of the first,
                        second and third floors) containing approximately 34,339 rentable square feet in the office building known as 3880 Hulen Street (the "Building"), located in the City of Fort Worth, Tarrant County, Texas, on the land (the
                        "Land") described on Exhibit B. The Premises are outlined on the plan attached to the Lease as Exhibit A.
                        The rentable square feet leased hereunder is subject to adjustment as provided in Exhibit I attached hereto.

Secured Areas:          Those areas denoted by Tenant on Exhibit A as being
                        Secured Areas.

Commencement Date:      May 1, 2003

Term: Commencing on the Commencement Date and ending at 5:00 p.m., on the last day of the eighty-fourth (84th) full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Basic Rental:           Payable monthly based on an annual Basic Rental of
                        $13.50 per rentable square foot.


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

Base Year:              2003

Tenant's Proportionate
Share: A percentage, the numerator of which is the rentable square feet in the Premises, and the denominator of which is the rentable square feet in the Building (i.e., 68,862 rentable square feet).

Initial Estimate of
Electrical Costs:       $2.25 per rentable square foot

Security Deposit:       None.

Rent: Basic Rental and all other sums that Tenant may owe to Landlord under the Lease.

Permitted Use:          Retail bank and general office

Tenant's Broker:        Kelly, Geren & Searcy (Byron Searcy)

Landlord's Broker:      Richard D. Minker Co. (Richard D. Minker)

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

                                    LANDLORD

                                    HULEN SOUTH TOWER LIMITED, a Texas limited partnership

                                    By:   Isenberg Management Associates, Inc.,
                                          a Texas corporation, its sole general
                                          partner

                                    By:   /s/ Ralph Isenberg
                                          --------------------------------------
                                          Ralph Isenberg
                                          President


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

                                    TENANT

                                    SUMMIT BANK, N.A., a national banking
                                    Association

                                    By: /s/ Bob G. Scott
                                       ---------------------------------------
                                    Name: Bob G. Scott
                                         -------------------------------------
                                    Title:  Executive Vice President
                                          ------------------------------------


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                              TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Definitions and Basic Provisions.............................................1

Lease Grant .................................................................1

Delivery of Premises.........................................................1

Rent.........................................................................1

Delinquent Payment; Handling Charges.........................................2

Landlord's Obligations.......................................................2

Improvements; Alterations; Repairs; Maintenance..............................4

Use; Smoke-Free Environment..................................................5

Assignment and Subletting....................................................6

Insurance; Waivers; Subrogation; Indemnity...................................7

Subordination, Attornment; Notice to Landlord's Mortgagee....................8

Rules and Regulations........................................................9

Condemnation.................................................................9

Fire or Other Casualty......................................................10

Taxes.......................................................................11

Events of Default...........................................................11

Remedies....................................................................11

Payment by Tenant; Non-Waiver...............................................13

Surrender of Premises.......................................................13

Holding Over................................................................13


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Certain Rights Reserved by Landlord.........................................13

Miscellaneous...............................................................14

Special Provisions..........................................................17


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

                            OFFICE LEASE AGREEMENT

      This OFFICE LEASE AGREEMENT (the "Lease") is entered into as of November 21, 2002, between Hulen South Tower Limited, a Texas limited partnership ("Landlord"), and Summit Bank, N.A., a national banking association ("Tenant").

      1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the "Basic Lease Information") executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes.

      2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

      3. Delivery of Premises. Subject to Landlord's Work, as set forth in
Section 25a. and Exhibit E-1, being done in a good and workmanlike manner, the Premises is being leased "AS IS," and "WITH ALL DEFECTS." The occupancy of the Premises by Tenant shall constitute the acknowledgment and agreement of Tenant that Tenant has been given the opportunity to inspect the Premises and to have qualified experts inspect the Premises prior to the execution of this Lease, that Tenant is familiar with the physical condition of the Premises, that Tenant has received the same in good order and condition, and that the Premises comply with the requirements of this Lease, and are suitable for the purposes for which the Premises are hereby leased. In that regard, LANDLORD HEREBY DISCLAIMS, AND TENANT HEREBY WAIVES, ANY WARRANTY OF SUITABILITY WITH RESPECT TO THE PREMISES. In addition, LANDLORD MAKES NO WARRANTY AS TO THE ABSENCE OF ANY TOXIC OR OTHERWISE HAZARDOUS SUBSTANCES.

      4. Rent.

            a. Tenant shall timely pay to Landlord the Basic Rental and all additional sums to be paid by Tenant to Landlord under this Lease, including the amounts set forth in subparagraph b. below and Exhibit D, without deduction or set off, except as otherwise provided herein, at the address specified for Landlord in the Basic Lease Information (or such other address as Landlord may from time to time designate in writing to Tenant). Basic Rental, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rental shall be payable on the Commencement Date and a like monthly installment of Basic Rental shall be due on the first day of the second full calendar month of the Term and continuing thereafter on the first day of each succeeding calendar month during the Term.

            b. On the first day of each calendar month during the Term, Tenant shall pay to Landlord an amount equal to the cost of all electricity used by the Premises (the "Electrical Costs") for the prior calendar month. Landlord will determine the amount of Tenant's consumption of electricity by a separate sub-meter in the Premises, installed, maintained, and read by Landlord, at Tenant's expense (provided, however, that the cost of installing and maintaining


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the software associated with the sub-metering will be at Landlord's expense).
Until such time as Landlord is able to calculate the actual Electrical Costs based upon the reading of the sub-meter, but in no event more than three (3) calendar months, Tenant shall pay to Landlord an estimated amount of Electrical Costs equal to the product of (i) $2.25, multiplied by (ii) the rentable square feet in the Premises. As soon as practicable, Landlord shall furnish to Tenant a statement (the "Initial Electrical Cost Statement") of Tenant's actual Electrical Costs for any calendar months where the estimate was used. If the Initial Electrical Cost Statement reveals that Tenant paid more for Electrical Costs than was actually incurred for such calendar months, then Landlord shall promptly reimburse Tenant such excess, or Landlord will credit such excess against the next Rent payment due from Tenant; likewise, if Tenant paid less than the amount actually incurred for Electrical Costs, then Tenant shall promptly pay Landlord such deficiency. Electrical Costs due for the last calendar month of the Term shall be due within ten (10) days of Tenant's receipt of an invoice therefor.

      5. Delinquent Payment; Handling Charges. All payments required of Tenant hereunder shall bear interest after an Event of Default until paid at the maximum lawful rate. Alternatively, Landlord may charge Tenant a fee equal to 10% of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant's delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum lawful rate of interest.

      6. Landlord's Obligations.

            a. Services. Provided no Event of Default exists, Landlord shall furnish to Tenant (i) water (hot and cold) at those points of supply provided for general use of tenants of the Building; (ii) heated and refrigerated air conditioning, as appropriate, during the Building hours established by Landlord from time to time, and at such temperatures and in such amounts as is customary for office buildings located in the central business district of Fort Worth, Texas; (iii) janitorial service to the Premises (other than the Secured Areas) on weekdays other than holidays for Building-standard installations (Landlord reserves the right to bill Tenant separately for extra janitorial service required for non-standard installations) and such window washing as may from time to time in Landlord's judgment be reasonably required but not less than two times per year; (iv) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of elevators to be in operation at times other than during customary Building hours and on holidays; (v) replacement of Building-standard light bulbs and fluorescent tubes; and (vi) electrical current during normal Building hours other than for special lighting, equipment that requires more than 277/480 volts, or other equipment whose electrical energy consumption exceeds normal office usage. Landlord shall maintain the common areas of the Building in reasonably good order and condition, except for damage occasioned by Tenant or its employees, agents or invitees. If Tenant desires any of the services specified in this Section 6a. at any time other than times herein designated, such services shall be supplied to Tenant upon the written request of Tenant delivered to Landlord before 3:00 p.m. two (2) business days preceding such extra usage, and Tenant shall


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pay to Landlord the cost of such services within ten (10) days after Landlord has delivered to Tenant an invoice therefor. Notwithstanding anything to the contrary contained in the preceding sentence, Tenant may obtain heated and refrigerated air conditioning at times other than herein designated without any notice to Landlord, and Tenant will pay for the cost of such additional usage in accordance with Section 4b.

            b. Excess Utility Use. Landlord shall not be required to furnish electrical current for special lighting, equipment that requires more than 277/480 volts, or other equipment whose electrical energy consumption exceeds normal office usage. If Tenant's requirements for or consumption of electricity exceed the electricity to be provided by Landlord as described in Section 6a., Landlord shall, at Tenant's expense, make reasonable efforts to supply such service through the then-existing feeders and risers serving the Building and the Premises, and Tenant shall pay to Landlord the cost of such service in accordance with Section 4b. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 277/480 volts or otherwise exceeding Building capacity unless approved in advance by Landlord. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant's excess electrical requirements shall, upon Tenant's written request, be installed by Landlord, at Tenant's cost, if, in Landlord's sole and absolute judgment, the same are necessary and shall not cause permanent damage or injury to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment (other than general office machines) in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.

            c. Changes in Service Providers. If permitted by law, Landlord shall have the sole and exclusive right, in its absolute discretion, at any time during the Term to either contract for service from an alternate supplier or suppliers of services, including without limitation electrical services (each an "Alternate Supplier") or continue to contract for service from the current supplier (the "Current Supplier") of such services. Tenant agrees to cooperate with Landlord, the Current Supplier and any Alternate Supplier at all times, and as reasonably necessary, shall allow Landlord, Current Supplier and any Alternate Supplier reasonable access to the Premises (including without limitation access to any electric lines, feeders, risers, wiring and other machinery located in the Premises, but excluding the Secured Areas) in connection with such services. Landlord shall not be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the services, including without limitation electric energy, furnished to the Premises, or if the quantity or character of the services varies from the quantity or character of the services provided to the Premises as of the Commencement Date. No change, failure, defect, unavailability, or unsuitability resulting from a change in any service shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of


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rent, or relieve Tenant from any of its obligations under the Lease, except as provided in Section 6d. below.

            d. Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service that Landlord has contracted to provide to Tenant that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentences entitle Tenant to any abatement of Tenant's obligations hereunder. If because of the unavailability of any service that Landlord has contracted to provide to Tenant, Tenant is prevented from using the bank lobby area or the second floor computer operations, then Tenant shall, as an additional remedy therefore, be entitled to a reasonable abatement of Rent for each day that Tenant is so prevented from using the bank lobby or the computer operations on the second floor; provided however if the unavailability of service is due to factors beyond the control of Landlord, and is unrelated to the actions or inaction of Landlord, then Tenant shall be entitled to a reasonable abatement of Rent for each day after the 5th day that Tenant is so prevented from using the bank lobby or the computer operations on the second floor. If Tenant is prevented from using the entire remaining portion of the Premises (i.e., all of the Premises other than the bank lobby and the second floor computer operations) for more than five (5) consecutive days because of the unavailability of any service that Landlord has contracted to provide to Tenant, then Tenant shall, as an additional remedy therefore, be entitled to a reasonable abatement of Rent for each day (after such 5-day period) that Tenant is so prevented from using that portion of the Premises other than the bank lobby and the computer operations on the second floor. Rent shall not abate, however, in any event in which Tenant's actions caused the unavailability of such service.

      7. Improvements; Alterations; Repairs; Maintenance.

            a. Improvements; Alterations. Except as otherwise expressly provided herein, improvements to the Premises shall be installed (i) by Landlord or by contractors approved in writing by Landlord, (ii) at the expense of Tenant, and
(iii) only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord. After the initial Tenant improvements are made, if any, no alterations or physical additions in or to the Premises may be made without Landlord's prior written consent, which consent shall not be unreasonably withheld. Unless otherwise authorized under the provisions of this Lease, Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type on or about the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. All alterations, additions, or improvements (whether temporary or permanent in character, and including without limitation all air-conditioning equipment and all other equipment that is in any manner connected to the Building's plumbing system) made in or upon the Premises, either by Landlord or Tenant, shall be Landlord's property at the end of the Term and shall remain on the Premises without compensation to Tenant. Approval by Landlord of any of Tenant's drawings and plans and specifications prepared in connection with any improvements in the Premises shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications,


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or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder.

            b. Repairs; Maintenance. Tenant shall maintain the Premises in a clean, safe, operable, attractive condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Building caused by Tenant or Tenant's agents, contractors, or invitees. If (1) Tenant fails to commence such repairs or replacements within fifteen (15) days after the occurrence of such damage, or thereafter fails to pursue diligently the completion thereof, or (2) notwithstanding such diligence, Tenant fails to complete such repairs or replacements within forty-five (45) days after the occurrence of such damage, then Landlord may make the same at Tenant's cost, which shall be payable to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefore

            c. Performance of Work. All work described in this Section 7 (that is, all improvements, alterations, repairs and maintenance) shall be performed only by Landlord or by contractors approved in writing by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require, and if required by Landlord to procure payment and performance bonds reasonably satisfactory to Landlord covering the cost of the work. All such work shall be performed in accordance with all legal requirements and in a good and workmanlike manner so as not to damage the Premises, the primary structure or structural qualities of the Building, or plumbing, electrical lines, or any other utility transmission facilities. All such work which may affect the HVAC, electrical system, or plumbing must be approved by the Landlord, which approval shall not be unreasonably withheld.

            d. Mechanic's Liens. Tenant shall not permit any mechanic's liens to be filed against the Premises or the Building for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing to Tenant, either pay the amount of the lien or diligently contest such lien and if required by Landlord deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.

      8. Use; Smoke-Free Environment. Tenant shall continuously occupy and use the Premises only for the Permitted Use and shall comply with all laws, orders, rules, and regulations relating to the use, condition, and occupancy of the Premises, including without limitation, any requirements of the Americans With Disabilities Act (Public Law (July 28, 1990)), as amended, and the Texas Architectural Barriers Act (Article 9102, Tex. Rev. Civ. St. (1991)), as amended (collectively, the "Accessibility Laws"). The Premises shall not be used for any use which is disreputable or creates extraordinary fire hazards or results in an increased rate of insurance on the Building or its contents or the storage of any hazardous materials or substances. If, because


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of Tenant's acts, the rate of insurance on the Building or its contents increases, then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not constitute a waiver of any of Landlord's other rights. Tenant shall conduct its business and control its agents, employees, and invitees in such a manner as not to create any nuisance or interfere with other tenants or Landlord in its management of the Building. Tenant acknowledges that the Building has been declared a smoke-free building. No smoking is allowed in the Premises nor anywhere in the Building, including stairwells and restrooms. If Tenant violates the no-smoking rule, Tenant can be declared in default of this Lease and the remedies available to Landlord in Section 17 may be exercised.

      9. Assignment and Subletting.

            a. Transfers; Consent. Tenant shall not, without the prior written consent of Landlord (which Landlord may grant or deny in its sole discretion),
(i) advertise that any portion of the Premises is available for lease, (ii) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (iii) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (iv) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (v) sublet any portion of the Premises,
(vi) grant any license, concession, or other right of occupancy of any portion of the Premises, or (vii) permit the use of the Premises by any parties other than Tenant (any of the events listed in clauses (ii) through (vii) being a "Transfer"). Notwithstanding the foregoing provisions, Landlord shall not unreasonably withhold such consent to such sublessee or assignee if (1) the creditworthiness of such sublessee or assignee is equal or greater to the creditworthiness of Tenant as determined by Landlord, (2) any such sublessee or assignee is of a character, kind and type customarily found in first-class office buildings in Fort Worth, Texas, (3) such sublease or assignment does not violate any lease agreement with any other tenant or potential tenant with which Landlord has entered into a lease or a letter of intent (as applicable) in the Building, and (4) the use of the Premises by such proposed assignee or sublessee is permitted under this Lease.

            Without limiting the foregoing, in no event shall the following be considered as suitable assignees or sublessees under this subsection a: any party with whom Landlord has, within the prior ninety (90) days, been actively negotiating to lease space in the Building directly from Landlord; any health care professional or health care service organization; schools or similar organizations; employment agencies; radio, television or other communication stations; restaurants; and retailers offering retail services from the Premises.

            Tenant shall, however, have the absolute and unconditional right to assign or sublease the Premises or any portion thereof to a corporation that is controlled by, controlling, or under common control with, Tenant, or is the surviving corporation in a merger, consolidation or other reorganization involving Tenant, or is the purchaser of all or substantially all of Tenant's assets.


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            If Tenant requests Landlord's consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information reasonably available to Tenant; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Tenant shall reimburse Landlord for its reasonable attorneys' fees and other reasonable expenses incurred in connection with considering any request for its consent to a Transfer. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant's obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so.

            b. Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, all compensation received by Tenant for a Transfer that exceeds the Rent allocable to the portion of the Premises covered thereby.

      10. Insurance; Waivers; Subrogation; Indemnity

            a. Insurance. Tenant shall at its expense procure and maintain throughout the Term the following insurance policies: (i) commercial general liability insurance in amounts of not less than a combined single limit of $2,000,000 or such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, and Landlord's property manager against all liability for injury to or death of a person or persons or damage to or loss of use of property arising from the use and occupancy of the Premises, (ii) special form or all risk insurance covering the replacement value of Tenant's property and improvements, and other property (including property of others), in the Premises, and (iii) business income and extra expense insurance. Tenant's insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord's policy will be excess over Tenant's policy. Tenant shall furnish certificates of such insurance and such other evidence satisfactory to Landlord (including copies of policies) of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least ten (10) days before cancellation or a material change of any such insurance. All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord.

            b. Waiver; No Subrogation. Landlord shall not be liable to Tenant or those claiming by, through, or under Tenant for any injury to or death of any person or persons or the


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damage to or theft, destruction, loss, or loss of use of any property (a "Loss")
caused by casualty, theft, fire, third parties, or any other matter beyond the control of Landlord, or for any injury or damage or inconvenience which may arise through repair or alteration of any part of the Building, or failure to make repairs, or from any lapse or failure of any security measure, or from any other cause, except if such Loss is caused by Landlord's negligence or misconduct. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord's or Tenant's fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence or fault of the other party caused such loss; however, either Landlord's or Tenant's waiver shall not include any deductible amounts on insurance policies carried by either Landlord or Tenant. If required to effect the foregoing waiver, each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party.

            c. Indemnity. Subject to Section 10b., Tenant shall defend, indemnify, and hold harmless Landlord and its agents from and against all claims, demands, liabilities, causes of action, suits, damages, judgments, and expenses (including attorneys' fees) for any Loss arising from any occurrence on the Premises or from Tenant's failure to perform its obligations under this Lease (other than a Loss arising from the negligence or misconduct of Landlord or its agents). This indemnity provision shall survive termination or expiration of this Lease.

      11. Subordination, Attornment; Notice to Landlord's Mortgagee

            a. Subordination. This Lease shall be subordinate to any first lien deed of trust, mortgage, or other security instrument (a "Mortgage"), or any ground lease, master lease, or primary lease (a "Primary Lease"), that now or hereafter covers all or any part of the Premises (the mortgagee under any Mortgage or the lessor under any Primary Lease is referred to herein as "Landlord's Mortgagee").

            b. Attornment. Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably request; provided that with respect to any party succeeding to Landlord's interest by foreclosure, deed in lieu of foreclosure or power of sale, Tenant shall have previously received an acceptable non-disturbance agreement from the party succeeding to Landlord's interest, which non-disturbance agreement provides, among other things, that the party succeeding to Landlord's interest will not include Tenant in any foreclosure proceedings; and will authorize Tenant to rely on any notice from the Landlord's lender to pay Rent to it rather than to Landlord.

            c. Self Operative Clause. The above subordination clause is self-operative and no further instruments of subordination need be required by any Landlord's Mortgagee.


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

Tenant agrees that upon the request of Landlord or any Landlord's Mortgagee, Tenant will, within ten (10) days of such request, to execute such further instruments subordinating this Lease as Landlord or Landlord's Mortgagee may request.

            d. Notice to Landlord's Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of the Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord's Mortgagee whose address has been given to Tenant, and affording such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder.

      12. Rules and Regulations. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building and will not unreasonably interfere with Tenant's use of the Premises. Tenant shall be responsible for the compliance with such rules and regulations by its employees, agents, and invitees.

      13. Condemnation.

            a. Taking - Landlord's and Tenant's Rights. If any part of the Building is taken by right of eminent domain or conveyed in lieu thereof (a "Taking"), and such Taking prevents Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within sixty (60) after the Taking, and the Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Basic Rental shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

            b. Taking - Landlord's Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to Landlord's Mortgagee, then this Lease, at the option of either Landlord or Tenant, exercised by written notice to either Landlord or Tenant, as the case may be, within thirty (30) days after such Taking, shall terminate and Rent shall be apportioned as of the date of such Taking. If either Landlord or Tenant does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rental shall abate as provided in the last sentence of Section 13a.

            c. Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken, and Tenant may separately pursue a claim against the condemnor for the value of Tenant's personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have, provided such claims to not reduce the award payable to Landlord.

      14. Fire or Other Casualty.

            a. Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a "Casualty"), Landlord shall, within sixty (60) days after such Casualty, deliver to Tenant a good faith estimate (the "Damage Notice") of the time needed to repair the damage caused by such Casualty.

            b. Landlord's and Tenant's Rights. If a material portion of the Premises or the Building is damaged by Casualty such that (i) Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty either because, as a result of such Casualty, Tenant is prevented from conducting its computer operations on the second floor, or because, as a result of such Casualty, the public does not have access to the lobby area, or (ii) Landlord estimates that the damage caused thereby cannot be repaired within 180 days after the commencement of repair, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. If Tenant does not terminate this Lease, then (subject to Landlord's rights under Section 14c.) Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Basic Rental for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of the repair, unless Tenant caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

            c. Landlord's Rights. If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to Landlord's Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, and Basic Rental hereunder shall be abated as of the date of the Casualty.

            d. Repair Obligation. If (i) Tenant is able to conduct its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty, and (ii) the damage caused by such Casualty can be repaired within 180 days after the commencement of repair, and (iii) neither party exercises its right, if any, to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, commence to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any part of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises, and Landlord's obligation to repair or restore the Building or Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.

      15. Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay the same, or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, upon demand, that part of such taxes for which Tenant is primarily liable hereunder.

      16. Events of Default. Each of the following occurrences shall constitute an "Event of Default":

            a. Tenant's failure to pay Rent, or any other sums due from Tenant to Landlord under the Lease (or any other lease executed by Tenant for space in the Building), when due and such failure continues for five (5) business days following written notice thereof (provided, however, that Landlord shall be obligated to give only two such notices in any calendar year, and after such two notices, Landlord will no longer be obligated to give any other notice under this Section 16a. within such calendar year);

            b. Tenant's failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease (or any other lease executed by Tenant for space in the Building), and such failure continues for twenty (20) days following written notice thereof; provided that if such failure cannot reasonably be cured within said twenty (20) day period and Tenant commences to cure such failure within such 20-day period and thereafter diligently pursues such cure to completion, then such failure shall not be an Event of Default unless it is not fully cured within an additional twenty (20) days after the expiration of the original 20-day period;

            c. The filing of a petition by or against Tenant (the term "Tenant" shall include, for the purpose of this Section 16c., any guarantor of the Tenant's obligations hereunder) (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant's property or for Tenant's interest in this Lease; or (iv) for the reorganization or modification of Tenant's capital structure;

            d. Tenant shall desert or vacate any portion of the bank lobby that is located on the first floor of the Building; and

            e. The admission by Tenant that it cannot meet its obligations as they become due or the making by Tenant of an assignment for the benefit of its creditors.

      17. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:

            a. Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (i) all Rent accrued hereunder through the date of termination, and (ii) all amounts due under
Section 18a; or

            b. Terminate Tenant's right to possession of the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (i) all Rent and other amounts accrued hereunder to the date of termination of possession, (ii) all amounts due from time to time under Section 18a., and (iii) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due from Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this
Section 17b. If Landlord elects to proceed under this Section 17b., it may at any time elect to terminate this Lease under Section 17a.

            c. Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

            d. To the extent Landlord is required by applicable law or undertakes to mitigate Landlord's damages, Tenant nevertheless acknowledges and agrees that so long as Landlord markets the Premises after Tenant's default in a manner not materially inconsistent with Landlord's marketing plan for the Building, as revised from time to time, Landlord shall be conclusively deemed to have made objectively reasonable efforts to relet the Premises and to have fulfilled any obligation to mitigate damages by reason of Tenant's default, without regard to (i) when and if the Premises are in fact relet; (ii) offers or expressions of willingness to lease the Premises by prospective tenants who do not meet Landlord's criteria for the Premises; and (iii) whether or not Landlord leases other space in the Building prior to leasing the Premises. Tenant further agrees that Landlord may, without breaching any duty to Tenant, lease all or any part of the Premises to such tenant or tenants as Landlord may deem appropriate, and on such terms and conditions as Landlord deems appropriate, and that to the extent Landlord locates prospective tenants meeting Landlord's criteria, the fact that Landlord may lease other space in the Building prior to leasing the Premises shall not, in and of itself, be conclusively deemed to be a failure on Landlord's part to make a reasonable effort to relet the Premises. In no event shall Landlord be obligated to employ any particular advertising or marketing means or methods other than those usually employed by Landlord or its leasing agents without regard to how the space became available for lease. Landlord may at any time modify the manner, means, or methods employed to market available space in the Building as long as such modifications are commercially reasonable.

      18. Payment by Tenant; Non-Waiver.

            a. Payment by Tenant. Upon the exercise of any remedy by Landlord under Section 17 resulting from an Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant's or any other occupant's property,

(iii) reasonable costs of repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition reasonably acceptable to a new tenant, (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, reasonable costs of tenant finish work, and other reasonable costs incidental to such reletting), and (v) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default.

            b. No Waiver. Landlord's acceptance of Rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future violation of such term or violation of any other term.

      19. Intentionally Deleted

      20. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located thereon in good repair and condition, reasonable wear and tear (and condemnation and fire or other casualty damage not caused by Tenant, as to which Sections 13 and 14 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord), and shall remove such alterations, additions, improvements, trade fixtures, equipment, and furniture as Landlord may request. Tenant shall repair all damage caused by such removal. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 20 shall survive the end of the Term.

      21. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Basic Rental equal to the greater of (a) 150% of the daily Basic Rental payable during the last month of the Term, or (b) the prevailing rental rate in the Building for similar space.

      22. Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant's occupancy or use of the Premises nor unreasonably interfere with the conduct of Tenant's business, Landlord shall have the following rights:

            a. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof; for such purposes, to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; and to change the arrangement and location of entrances or passageways, doors, doorways, corridors (other than entrances, passageways, doors, doorways and corridors to the lobby of that portion of the Premises being leased by Tenant for use as a bank lobby), elevators, stairs, restrooms, or other public parts of the building.

            b. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants, including without limitation searching all persons entering or leaving the Building; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Saturdays, Sundays, and holidays, subject, however, to Tenant's right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include by way of example, but not of limitation, access by means of a controlled access system, or that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building;

            c. To change the name by which the Building is designated; and

            d. To enter the Premises (other than the Secured Areas) at all reasonable hours to show the Premises to prospective purchasers, lenders, or tenants.

      23. Intentionally Deleted.

      24. Miscellaneous.

            a. Landlord Transfer. Landlord may transfer, in whole or in part, the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder conditioned upon the assignee assuming in writing all of Landlord's obligations hereunder.

            b. Landlord's Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant's actual direct, but not consequential, damages therefor and Landlord's liability shall be limited to the interest of Landlord in the Building and the Land, and Landlord shall not be personally liable for any deficiency. This section shall not be deemed to limit or deny any remedies which Tenant may have in the event of default by Landlord hereunder which do not involve the personal liability of Landlord. If Landlord, or any subsequent owner of the Building, sells the Building, its liability for the performance of its agreements and obligations under this Lease (except for acts arising prior to such sale) will terminate upon the sale of the Building, and Tenant agrees to look solely to the purchaser for the performance of such agreements and obligations. For the purposes of this paragraph, any holder of a mortgage or deed of trust that affects the Premises at any time, and any landlord under any lease to which this Lease is subordinate at any time, will be a subsequent owner of the Building when it succeeds to the interest of Landlord or any subsequent owner of the Building. Tenant agrees to attorn to any subsequent owners of the Building; provided, however, that Tenant's attornment to any holder of a mortgage or deed of trust is subject to the terms and conditions of Section 11b.

            c. Force Majeure. Other than for Tenant's monetary obligations under this Lease, whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

            d. Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than the brokers set forth in the Basic Lease Information. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

            e. Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request.

            f. Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (i) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (ii) hand delivered to the intended address, or (iii) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter. Notice sent by certified mail, postage prepaid, shall be effective three (3) business days after being deposited in the United States Mail; all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

            g. Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

            h. Entire Agreement; Amendments; Binding Effect. This Lease contains the entire agreement between the parties, and no rights are created in favor of either party other than as specified or expressly contemplated in this Lease. No brochure, rendering, information or correspondence will be deemed to be a part of this agreement unless specifically incorporated herein by reference. This Lease may not be amended except by instrument in writing signed by

Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the rights of either Landlord or Tenant to insist upon the performance by the other in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

            i. Quiet Enjoyment. Provided Tenant has performed all of the terms and conditions of this Lease to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, subject to the terms and conditions of this Lease.

            j. Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant's obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.

            k. Captions. The captions contained in this Lease are for convenience of reference only, and do not limit or enlarge the terms and conditions of this Lease.

            l. No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

            m. No Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

            n. Representations and Warranties. LANDLORD'S DUTIES AND WARRANTIES ARE EXPRESSLY LIMITED TO THOSE SET FORTH IN THIS LEASE. SIMILARLY, THE WARRANTIES DISCLAIMED BY LANDLORD AND WAIVED BY TENANT ARE EXPRESSLY LIMITED TO THOSE SET FORTH IN THIS LEASE.

            o. Governing Law. The laws of the State of Texas govern the interpretation, validity, performance and enforcement of this Lease. Venue for any action under this Lease is in Tarrant County, Texas.

            p. Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

                              Exhibit A - Outline of Premises
                              Exhibit B - Property Description
                              Exhibit C - Building Rules and Regulations
                              Exhibit D - Operating Expense Escalator
                              Exhibit D-1 - Operating Expense Escalator
                                            Illustration
                              Exhibit E - Completion of Premises
                              Exhibit E-1 - HVAC Installation and Upgrade
                              Exhibit F - Parking
                              Exhibit G - Renewal Options
                              Exhibit H - Right of First Notice
                              Exhibit I - Re-Measure of Premises

      25. Special Provisions.

      a. Landlord's Work. As soon as possible following Tenant's completion of the Work in accordance with Exhibit E (and in any event within the earlier of thirty [30] days of Tenant's completion of the Work or the Commencement Date), Landlord will, at Landlord's expense, and in a good and workmanlike manner, (i) renovate the elevator cabs to include new flooring and plastic laminate wall coverings, (ii) renovate the Building lobby area in accordance with the standard of finish approved by Landlord and Tenant prior to the date hereof, (iii) upgrade the heating, ventilation, and air conditioning system in accordance with Exhibit E-1, and (v) ensure that the first floor entrances to the Building which exclusively serve the Premises satisfy the Accessibility Laws. Within six (6) full calendar months following the execution of this Lease, Landlord will, at Landlord's expense, (i) power wash or re-paint the exterior of the Building and clean the windows of the Building, and (ii) ensure that the fire sprinkler system includes all areas of the Building (other than the Premises and the sixth floor of the Building). At such time as the sixth floor of the Building is leased or remodeled, Landlord will ensure that the fire sprinkler system includes all areas of the sixth floor.

      b. Signage. Notwithstanding anything to the contrary contained in this Lease, Tenant may, at Tenant's expense, install signage on the east and south facia on top of the Building and above the door located at the south entrance to the Building. All signage is subject to Landlord's requirements and written approval as to construction, method of attachment, size, shape, height, lighting, color and general appearance. Tenant agrees to install first-class signage and to maintain such signage in a first-class manner during the term of this Lease. If Tenant fails to maintain the signage in a first-class manner, then Landlord may make any necessary repairs at Tenant's cost, which shall be payable to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.

      c. ATM Machine. Landlord hereby grants to Tenant, upon Tenant's written election, the right to construct and operate, at Tenant's sole cost and expense, an ATM drive up machine

(the "ATM") on the Land. The ATM will be located on that part of the Land (the "Kiosk Land") where a kiosk leased to Federal Express is currently located. The Kiosk Land will be leased to Tenant and included as part of the Premises upon the same terms and conditions set forth in this Lease, except that: (i) the rentable square footage will not be modified to include the ATM or the Kiosk Land, (ii) there will be no adjustment in the Basic Rental, (iii) Landlord will not provide any allowances with respect to the ATM or the Kiosk Land (e.g., construction allowance) or other inducements, (iv) Tenant will be solely responsible for the construction of the ATM, and (iv) Tenant, at its sole cost and expense, will be solely responsible for the maintenance of the ATM. Tenant covenants and agrees that the ATM will not displace more parking spaces than currently displaced by the existing kiosk leased to Federal Express. Tenant acknowledges that on the date hereof, the Kiosk Land is currently leased to Federal Express, and that Tenant can not utilize the Kiosk Land until Federal Express has vacated the Kiosk Land. Upon Landlord's receipt of Tenant's written election to lease the Kiosk Land, Landlord will endeavor to deliver the Kiosk Land to Tenant within forty-five (45) days of Landlord's receipt of such notice. Following Tenant's exercise of the election provided in this Section 25c., and upon the request of either Landlord or Tenant, Landlord and Tenant shall execute an amendment to the Lease confirming the terms upon which the Kiosk Land is being leased.

      d. Covered Parking. Landlord will construct a covered parking area (the "Covered Parking Area") for the ten (10) covered reserved parking spaces allotted to Tenant pursuant to Exhibit F provided that, prior to the start of construction, Landlord and Tenant mutually agree upon and approve in writing (i) the cost of constructing the Covered Parking Area, and (ii) the method by which Tenant will pay for the cost of construction. Tenant agrees to pay for the cost of construction by either (i) increasing annual Basic Rental by an amount sufficient to amortize the cost of constructing the Covered Parking Area over the Term at an interest rate of nine percent (9%), or (ii) by applying a sufficient amount of the Construction Allowance (as defined in Exhibit E) to the payment of the cost of constructing the Covered Parking Area. Once the cost of construction and method of payment has been approved by Landlord and Tenant, Landlord and Tenant will execute and deliver an amendment to this Lease confirming either the change in Basic Rental, or the application of the Construction Allowance to such cost.

      DATED as of the date first above written.

                                    LANDLORD

                                    HULEN SOUTH TOWER LIMITED, a Texas
                                    limited partnership

                                    By:   Isenberg Management Associates,
                                          Inc., a Texas corporation, its sole
                                          general partner

                                          By: /s/ Ralph Isenberg
                                              --------------------------------
                                                Ralph Isenberg
                                                President

                                    TENANT

                                    SUMMIT BANK, N.A., a national organization

                                    By:    /s/ Bob G. Scott
                                       ---------------------------------------
                                    Name:  Bob G. Scott
                                         -------------------------------------
                                    Title: Executive Vice President
                                          ------------------------------------

                                  EXHIBIT A

The Premises

34,339 rentable square feet, subject to adjustment

                                  EXHIBIT B

                                   THE LAND

Being all of Lot 1, Block 1, Hulen Towers Addition to the City of Fort Worth, Tarrant County, Texas, as recorded in Volume 388/154, pages 86 and 87, Tarrant County Plat Records.

                                    EXHIBIT C

                         BUILDING RULES AND REGULATIONS

      The following rules and regulations shall apply to the Premises, the Building, the parking garage associated therewith (where applicable), the Land and the appurtenances thereto. In the event of any conflict between this EXHIBIT C and the Lease, the terms of the Lease shall control.

1. Upon initial occupancy, Tenant will receive two (2) suite keys, two (2) restroom keys (where applicable), and one (1) post office box key, free of charge. Tenant agrees to pay a charge, in an amount fixed by Landlord from time to time, for any additional keys issued by Landlord to Tenant. Tenant shall not duplicate any keys. No locks shall be allowed on any door of the Premises except those installed by Landlord or those installed at the Secured Areas.

2. Landlord will provide and maintain a directory board in the ground floor of the Building and allot Tenant's Proportionate Share of the name strips for Tenant's use, which in any event will be no less than ten (10) name strips.

3. Tenant will refer all contractor, contractors' representatives and installation technicians, rendering any service to Tenant, to Landlord for Landlord's supervision, approval and control before performance of any contractual service. This provision shall apply to all work performed in the Building, including installations of telephones, telegraph equipment or any other physical portion of the Building.

4. Movement in or out of the Building of furniture or office equipment shall be restricted to hours designated by Landlord, and all persons in or entering the Building shall observe Landlord's security procedures. All such movements through the Building entrances, lobby or building common areas shall be conducted under Landlord's supervision at such times and in such a manner as Landlord may reasonably require. Tenant is to assume all risk as to damage to article moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from time of entering the property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any said property or persons resulting from any act in connection with such performed for Tenant.

5. No signs will be allowed in any form on the exterior of the Building or windows inside or out, and no signs except in location and style fixed by Landlord will be permitted in the public corridors or on corridor doors or entrances to the Premises. All signs shall be contracted for by Landlord for Tenant at the rate fixed by Landlord from time to time, and Tenant will be billed and pay for such service accordingly.

6. No portion of the Premises or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

7. Tenant shall not place, install or operate on the Premises or in any part of the Building, any engine, or machinery, or place or use in or about the Premises any explosive, gasoline, kerosene, oil, acids, caustics or any other flammable, explosive or hazardous material without written consent of Landlord. Tenant will, however, be allowed to use a stove, microwave and ice maker.

8. Landlord will not be responsible for lost, damaged or stolen property in the Premises or in the common areas, regardless of whether such loss or damage occurs when such area is locked against entry or not.

9. No fish, dogs (except seeing-eye dogs), cats, reptiles or other pets or animals shall be brought into or kept in or about the Building, and no cages, pens, aquariums or the like for any such animals shall be brought into or kept in the Building.

10. Employees of Landlord shall not receive or carry messages for or to any Tenant or other person, nor contract with or render free or paid services to any Tenant or Tenant's agents, employees or invitees.

11. None of the entryways, passages, doors, elevators, elevator doors, hallways or stairways shall be blocked or obstructed, nor shall any rubbish, litter, trash or material of any nature be placed, emptied or thrown into these areas, or such areas be used at any time except for access or egress by Tenant's agents, employees or invitees.

12. The slatted mini-blinds on the exterior windows shall remain in place and not be moved or removed by Tenant. No curtains or other window treatments shall be placed between the glass and the Building standard window treatment, nor added to the Building standard window treatment.

13. No smoking shall be allowed in the Building, including common areas and the Premises.

14. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant's property while in the Building, shall be repaired at the expense of such tenant.

15. Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

16. The Building hours will be between the hours of 7:00 a.m. to 7:00 p.m. Monday through Friday (excluding Building holidays), and 8:00 a.m. to 1:00 p.m. on Saturdays (excluding Building holidays). Building holidays are:
      New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

                                    EXHIBIT D

                           OPERATING EXPENSE ESCALATOR

(a) Tenant shall pay an amount (per each rentable square foot in the Premises) equal to the excess ("Excess") from time to time of actual Basic Cost per rentable square foot in the Building over the Basic Cost per rentable square foot for calendar year 2003 (the "Base Year"). Landlord will collect such amount in a lump sum, to be due within thirty (30) days after Landlord furnishes to Tenant the Annual Cost Statement (as defined in paragraph [d] of this Exhibit).

(b) For the purposes of this Exhibit, the term "Basic Cost" shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Building (including appurtenant rights and easements and the associated parking facilities), determined in accordance with generally accepted federal income tax basis accounting principles consistently applied, including but not limited to the following:

      (i) Wages and salaries (including management fees) of all employees engaged in the operation, repair, replacement, maintenance, and security of the Building, including taxes, insurance and benefits relating thereto;

      (ii) All supplies and materials used in the operation, maintenance, repair, replacement, and security of the Building;

      (iii) Annual cost of all capital improvements made to the Building which although capital in nature can reasonably be expected to reduce the normal operating costs of the Building, as well as all capital improvements made in order to comply with any law hereafter promulgated by any governmental authority relating to energy, accessibility, conservation, public safety or security, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

      (iv) Cost of all utilities, other than the cost of utilities actually reimbursed to Landlord by the Building's tenants;

      (v) Cost of any insurance or insurance related expense applicable to the Building and Landlord's personal property used in connection therewith;

      (vi) Cost of repairs, replacements, and general maintenance of the Building;

      (vii) Cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Building (including, without limitation, elevator maintenance, alarm service, window cleaning, HVAC maintenance, fountain and sprinkler system maintenance, and interior and exterior landscaping); and

      (viii)Subject to the following sentence, all taxes and assessments and governmental charges whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Building (or its operation), and the grounds, parking areas, driveways, and alleys around the Building, excluding, however, federal and state taxes on income (collectively, "Taxes"); if the present method of taxation changes so that in lieu of the whole or any part of any Taxes levied on the Land or Building, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term "Taxes" for the purposes hereof. Notwithstanding anything to the contrary contained herein, Landlord agrees that for purposes of calculating the ad valorem tax portion of the Basic Cost per rentable square foot for the Base Year, Landlord will assume that the assessed value of the Building and the Land for calendar year 2003 is $4,500,000, and apply the 2003 tax rate to such assumed value. The number derived from applying the 2003 tax rate to $4,500,000 is referred to herein as the "Agreed Tax Cost." Accordingly, for purposes of calculating the Excess applicable to calendar year 2004 and thereafter, Landlord will include the Agreed Tax Cost in its calculation of Basic Cost for the Base Year, and the greater of (i) the Agreed Tax Cost, or (ii) actual ad valorem taxes for such calendar year in its calculation of actual Basic Cost for the calendar years following the Base Year. An illustration is attached hereto as Exhibit D-1.

(c) Notwithstanding anything to the contrary contained above, the following are specifically excluded from the definition of the term "Basic Cost":

      (i) Costs to provide goods, services or other benefits to one or more tenants or occupants of the Building (other than Tenant) that Landlord does not provide to Tenant;

      (ii) Any costs (including permit, license and inspection fees) incurred renovating, improving, decorating, painting or redecorating space for tenants, for other occupants or in vacant space, and any cash or other consideration paid by Landlord on account of, with respect to or in lieu thereof;

      (iii) Costs to provide goods, services or other benefits to other tenants or occupants for which (a) Landlord is entitled to reimbursement as an additional charge or rental over and above Basic Rental (including any escalations), or (b) the other tenant or occupant is obligated to pay a third party;

      (iv)  Advertising, leasing and promotional costs;

      (v)   Real estate brokerage commissions;

      (vi) Any rental and any associated costs, either actual or imputed, for the Landlord's on site management or leasing office;

      (vii) Any compensation paid to clerks, attendants or other persons working in or managing commercial food concessions operated by Landlord;

     (viii) Landlord's general overhead and general administrative expenses
            (but included in Basic Cost will be any general administrative expenses incurred by Landlord which are directly attributable to the Building);

      (ix) Wages, salaries or other compensation paid to any executive of Landlord or employee above the grade of building manager;

      (x) Any expenses which, under generally accepted accounting principles and sound management practices consistently applied, would not be considered a normal building operating expense, unless such expense is included in accordance with subparagraph (b)(iii) above;

      (xi) Costs incurred by Landlord in connection with correcting defects in construction and performing Landlord's obligations under Subsections 25a. and 25d. of the Lease or incurred because of Landlord's negligence;

      (xii) Leasing commissions, attorneys' fees and any other expenses incurred in connection with negotiations or disputes with tenants or other occupants or prospective tenants or other occupants, or associated with the enforcement of any leases;

     (xiii) Costs associated with the installation, maintenance and removal of any signs for Tenant or any other tenant;

      (xiv) Costs incurred due to Landlord's or any tenant's breach of any lease;

      (xv)  Depreciation and amortization of the Building;

      (xvi) Interest on any debt or amortization payments or any mortgages or deeds of trust or any other debt service or instrument encumbering the Building and rental payment and any related costs pursuant to any ground lease of land underlying all or any portion of the Building;

     (xvii) The costs of repairs or other work incurred by reason of fire, windstorm or other casualty (except that deductibles paid will be included as Basic Cost) or by the exercise of the right of eminent domain to the extent that Landlord is compensated therefor through proceeds of insurance or condemnation awards or would have been reimbursed if Landlord had in force all insurance required to be carried by Landlord under this Lease;

    (xviii) Any loss or cost for which Landlord is reimbursed by its insurance carrier or by any tenant's insurance carrier or by any other entity;

      (xix) Landlord's gross receipts taxes, personal and corporate income taxes; other business taxes; assessments, franchise, gift and transfer taxes; and

      (xx) Costs incurred to make structural or other changes to the Building (including, without limitation, renovating the Building and upgrading major Building systems), unless such costs are included in accordance with subparagraph (b)(iii) above, or such costs are incurred as a result of the actions or negligence of Tenant (in which event such costs will be included in Basic Cost).

(d) The term "Annual Cost Statement" shall mean a statement of Landlord's actual Basic Cost for the previous year adjusted as provided in paragraph
      (e) of this Exhibit. By April 1 of each calendar year, Landlord shall furnish to Tenant the Annual Cost Statement.

(e) With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of ninety-five percent (95%) of the rentable area thereof, the Basic Cost for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of ninety-five percent (95%) of the rentable area thereof. In making the foregoing determination and gross-up adjustment, only those cost components of the Basic Cost actually incurred for such calendar year that are considered to be variable costs under generally accepted accounting principles (i.e., those costs that vary directly with the level of occupancy of the Building) shall be adjusted to reflect the amount thereof that would have been incurred if the Building were 95% occupied for the entire calendar year. Such gross-up adjustment shall be made separately with respect to each such item of cost on the basis that each such item of cost varies with Building occupancy, as, for example and not by way of limitation, on the basis of the number of tenant-occupied square feet of the Building receiving janitorial services as to the cost of such services, and on the basis of the number of floors served by elevators as to the cost of elevator maintenance. If any such item of cost is subject to a contract for the provision of such service, such adjustment shall be based upon the level of services and the cost of such services under such contract. In no event shall the application of the foregoing provisions result in any profit to Landlord. Notwithstanding any contrary provision contained herein, Landlord agrees that the gross-up of costs shall be limited to variable costs, and the following items shall not be adjusted in the "gross-up" calculation: (i) property taxes, (ii) amortized capital improvement costs,
      (iii) insurance premiums, (iv) landscaping expenses, (v) building security costs, and (vi) any other costs that do not vary as a direct function of occupancy. Landlord further represents and agrees that the Base Year Basic Cost will be calculated on a consistent basis with the calculation of Tenant's share of Basic Costs (i.e., that is, with variable Basic Costs grossed up if the Landlord is charging Tenant on a grossed up basis).

(f) Notwithstanding anything to the contrary contained herein, in no event will the amount per rentable square foot paid by Tenant for Controllable Basic Costs increase by more than six percent (6%) over the amount per rentable square foot paid by Tenant for Controllable Basic Costs for the previous calendar year. As used herein, the term "Controllable Basic Costs" means all items of Basic Costs other than Uncontrollable Basic Costs. As used herein, the term "Uncontrollable Basic Costs" means (i) all taxes and assessments and governmental charges whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Building (or its operation), and the grounds, parking areas, driveways, and alleys around the Building, excluding, however, federal and state taxes on income, (ii) dues, taxes or assessments payable under covenants attributable to any reciprocal agreement or recorded restriction, (iii) cost of any insurance or insurance related expense applicable to the Building and Landlord's personal property used in connection therewith,
      (iv) cost of all utilities, including without limitation, the cost of water, sewer, trash removal, gas and telephone, and (v) management fees calculated as a percentage of gross revenues or as a fixed minimum rate.

(g) Within thirty (30) days after Landlord delivers to Tenant the Annual Cost Statement, Tenant may give Landlord written notice of Tenant's election to audit Landlord's records relating to Basic Costs for the prior calendar year. If Tenant timely gives this notice, Tenant, at its sole cost, may audit Landlord records relating to Basic Costs for only the prior calendar year during Landlord's normal business hours, subject to these conditions:
      (i) the audit must be completed within thirty (30) days after Landlord makes Landlord's books and records available to Tenant's auditor; (ii) the audit must be conducted where Landlord maintains its books and records and must not unreasonably interfere with the conduct of Landlord's business; and (iii) Tenant and its auditors must treat any audit in a confidential manner. This paragraph shall not be construed to limit or abate Tenant's obligation to pay any Rent when due. If Landlord and Tenant mutually agree that an error occurred and mutually agree as to the amount of the error, Landlord shall credit any overpayment determined by the approved audit against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant. Likewise, Tenant shall pay Landlord any underpayment determined by the approved audit within thirty (30) days of determination. If the parties cannot agree on whether errors exist or the cumulative amount of any errors, then the parties shall submit such dispute for resolution to a panel of not more than three (3) arbitrators with one arbitrator selected by Landlord, one selected by Tenant and one selected by the foregoing arbitrators. The arbitrators shall hold a Certified Public Accountant certification with experience in the real estate industry and none of the arbitrators shall have worked for or been employed by Landlord or Tenant for at least three (3) years prior to such appointment. After at least ten (10) days prior written notice to Landlord and Tenant, the arbitrators shall hold a hearing at which Landlord and Tenant may present evidence and the arbitrators shall render a decision within twenty (20) days after the date of the hearing. The non-prevailing party in the dispute will pay the prevailing party the reasonable costs of the arbitration. These obligations will survive the expiration of this Lease.

                                   EXHIBIT D-1

                    OPERATING EXPENSE ESCALATOR ILLUSTRATION

Disclaimer: This Exhibit is for illustration purposes only. This Exhibit does not reflect the format of the Annual Cost Statement but is merely a means of illustrating the manner in which the ad valorem tax component of Basic Cost will be calculated. All of the numbers utilized in this Exhibit are rough estimates for illustration purposes only; as such, these numbers have no relationship to, or bearing on, the actual Basic Cost that Landlord will incur in the Base Year and subsequent years.

Assumptions
      Rentable square feet in the Building                                68,862
      Rentable square feet in the Premises:                               34,339
      Tax assessed value:                                             $4,500,000
      Tax rate for 2003:                                                   .0322
      All numbers depicted below have been "grossed up"

Summary of Base Year (2003) Basic Cost

Basic Cost excluding ad valorem taxes:                                  $225,800
Basic Cost excluding ad valorem taxes per rentable square foot
  in the Building:                                                         $3.29
Agreed Tax Cost:                                                        $145,000
Agreed Tax Cost per rentable square foot in the Building:                  $2.11


Calculation of Excess for Calendar Year 2004

Base Year Basic Cost excluding ad valorem taxes:                        $225,800
     a. Per rentable square foot in the Building:                          $3.29
2.   2004 Basic Cost excluding ad valorem taxes:                        $250,000
     a. Per rentable square foot in the Building:                          $3.64
3.      Excess excluding ad valorem taxes (line 2 less line 1):        $  24,200
     a. Per rentable square foot in the Building:                         $  .35
4.   Agreed Tax Cost:                                                   $145,000
5.   Ad valorem tax cost for 2004 equals the greater of line
       5a or 5b:                                                        $145,000
     a. Agreed Tax Cost of $145,000, or
     b. Actual ad valorem taxes for 2004 of $130,000
6.   Excess attributable to taxes (line 5 less line 4):                      -0-
     a. Per rentable square foot in the Building:                              0

7.   Total Excess including ad valorem taxes (line 3 plus line 6):     $  24,200
     a. Per rentable square foot in the Building:                            .35
8.   Excess to be paid by Tenant (line 7a multiplied by 34,339):       $  12,018


Calculation of Excess for Calendar Year 2005

1.      Base Year Basic Cost excluding ad valorem taxes:                $225,800
     a. Per rentable square foot in the Building:                          $3.29
2.   2005 Basic Cost excluding ad valorem taxes:                        $255,000
     a. Per rentable square foot in the Building:                          $3.71
3.   Excess excluding ad valorem taxes (line 2 less line 1):           $  29,200
     a. Per rentable square foot in the Building:                         $  .42
4.   Agreed Tax Cost:                                                   $145,000
5.   Ad valorem tax cost for 2005 equals the greater of
      line 5a or 5b:                                                    $150,000
     a. Agreed Tax Cost of $145,000, or
     b. Actual ad valorem taxes for 2005 of $150,000
6.   Excess attributable to taxes (line 5 less line 4):                 $  5,000
     a. Per rentable square foot in the Building:                         $  .07
7.      Total Excess including ad valorem taxes (line 3
         plus line 6):                                                 $  34,200
     a. Per rentable square foot in the Building:                            .49
8.      Excess to be paid by Tenant (line 7a multiplied
         by 34,339):                                                   $  16,826

                                    EXHIBIT E

                             COMPLETION OF PREMISES
                           (Tenant Performs the Work)

      1. Acceptance of Premises. Subject to Landlord's Work as set forth in
Section 25a. and Exhibit E-1 being done in a good and workmanlike manner, and except as set forth in this Exhibit, Tenant accepts the Premises in their "AS-IS" condition as of the date hereof.

      2. Space Plans.

            (a) Preparation and Delivery. On or before fifteen (15) days following the execution of this Lease (such date is referred to herein as the "Space Plans Delivery Deadline"), Tenant shall deliver to Landlord a space plan prepared by a design consultant reasonably acceptable to Landlord (the "Architect") depicting improvements to be installed in the Premises (the "Space Plans").

            (b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted Space Plans within ten (10) business days after Tenant's submission thereof. If Landlord disapproves of such Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three (3) business days after such notice, revise such Space Plans in accordance with Landlord's objections and submit to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted Space Plans within three (3) business days after its receipt thereof. This process shall be repeated until the Space Plans have been finally approved by Landlord and Tenant. If Landlord fails to notify Tenant that it disapproves of the initial Space Plans within ten (10) business days (or, in the case of resubmitted Space Plans, within three [3] business days) after the submission thereof, then Landlord shall be deemed to have approved the Space Plans in question.

      3. Working Drawings.

            (a) Preparation and Delivery. On or before the thirtieth (30th) day following the date on which the Space Plans are approved (or deemed approved) by Landlord and Tenant (such earlier date is referred to herein as the "Working Drawings Delivery Deadline"), Tenant shall provide to Landlord for its approval final working drawings, prepared by the Architect, of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws.

            (b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within ten (10) business days after Tenant's submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three (3) business days after such notice, revise such working drawings in accordance with Landlord's objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within three (3) business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Landlord fails to notify Tenant that it disapproves of the initial working drawings within ten
(10) business days (or, in the case of resubmitted working drawings, within three (3) business days) after the submission thereof, then Landlord shall be deemed to have approved the working drawings in questions.

            (c) Landlord's Approval; Performance of Work. If any of Tenant's proposed construction work will affect the Building's structure or the Building's systems, then the working drawings pertaining thereto must be approved by the Building's engineer of record. Landlord's approval of such working drawings shall not be unreasonably withheld, provided that (1) they comply with all Laws, (2) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building's structure or the Building's systems (including the Building's restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building's common areas or elevator lobby areas, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements. As used herein, "Working Drawings" shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and "Work" shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord's approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord's request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Tenant shall cause the Work to be performed in accordance with the Working Drawings.

      4. Contractors; Performance of Work. The Work shall be performed only by licensed contractors approved in writing by Landlord, which approval shall not be unreasonably withheld. Any portion of the Work that relates to the installation or modification of the heating, ventilation and air conditioning system shall be performed by Landlord's contractor, and the cost of such work shall be allocated to Landlord and Tenant in accordance with Exhibit E-1. All contractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform strictly with the Working Drawings, and shall be performed in such a manner and at such times as and not to interfere with or delay Landlord's other contractors, the operation of the Building, and the occupancy thereof by other tenants. All contractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Work (e.g., elevators, excess electricity, etc.).

      5. Construction Contracts. Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant's construction contracts shall: (1) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (2) provide that such contractor maintain general commercial liability insurance of not less than a combined single limit of $3,000,000 (or with respect to the paint and tile contractors, such other amounts as may be approved by Landlord) naming Landlord, Landlord's property management company, Landlord's Mortgagee, Tenant and each of their respective affiliates as additional insureds, (3) require the contractor to name Landlord, Landlord's property management company, and Tenant as additional insured on such contractor's insurance maintained in connection with the construction of the Work, (4) provide that the contractor perform the Work in substantial accordance with the Space Plans and Working Drawings and in a good and workmanlike manner;
(5) provide that the contractor is responsible for its daily clean-up work and final clean-up (including removal of all debris); (6) be assignable following an Event of Default by Tenant under the lease to landlord and Landlord's Mortgagees. Tenant shall make a reasonable effort to require that each construction contract contain a one-year warranty for all defective work and contain at least a one-year warranty for all workmanship and materials. Tenant shall notify Landlord if Tenant is unable to obtain these warranties. Landlord shall have three (3) business days to notify Tenant whether it approves the proposed construction agreements. If Landlord disapproves of the proposed construction agreements, then it shall specify in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the proposed construction agreements to correct the objections and resubmit them to Landlord within two (2) business days after Landlord notifies Tenant of its objections thereto, following which Landlord shall have two (2) business days to notify Tenant whether it approves the revised construction agreements. If Landlord fails to notify Tenant that it disapproves of the construction agreements within three (3) business days after the initial construction agreements or two (2) business days after the revised construction agreements (as the case may be) are delivered to Landlord, then Landlord shall be deemed to have approved the construction agreements.

      6. Change Orders. Tenant may initiate changes in the Work. Each such change costing in excess of $20,000 must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, if such requested change would adversely affect (in the reasonable discretion of Landlord) (a) the Building's structure or the Building's systems (including the Building's restrooms or mechanical rooms), (b) the exterior appearance of the Building, or (c) the appearance of the Building's common areas or elevator lobby areas, Landlord's approval shall be required and such approval may be withheld in Landlord's sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an


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

accurate architectural "as-built" plan of the Work as constructed, which plan shall be incorporated into this Exhibit E by this reference for all purposes.

      7. Costs. Landlord shall bear the cost of performing the Work in an amount not to exceed $13.00 per rentable square foot, which is estimated to be 34,339 rentable square feet, for a total of $446,407 (the "Construction Allowance"). The Construction Allowance shall be adjusted based upon the actual rentable square footage. The amount by which the total cost of performing the Work exceeds the Construction Allowance shall be paid by Tenant. The Construction Allowance shall be paid to Tenant within thirty (30) days following the date all of the following conditions have been satisfied: (i) completion of the Work,
(ii) Landlord's receipt of a copy of the certificate of occupancy from the appropriate municipal authority, and (iii) Landlord's receipt of lien waivers and releases from all contractors performing the Work.

      In addition to the Construction Allowance, Landlord shall pay to Tenant, concurrently with the payment of the Construction Allowance, an amount equal to
(i) the cost of constructing a one room unisex bathroom on the first floor of the Building which will satisfy the Accessibility Laws as they relate to the bank lobby, plus (ii) the cost of converting and renovating the second floor bathrooms so that they will satisfy the Accessibility Laws; provided that, prior to the start of the construction of the Work, Landlord and Tenant mutually agree upon and approve in writing the cost of constructing or renovating, as the case may be, such bathrooms. In the event Landlord and Tenant cannot agree upon the cost of the bathrooms, Landlord will construct or renovate the bathrooms, as the case may be, at Landlord's expense and in a good and workmanlike manner.

      Furthermore, and in addition to the Construction Allowance, Landlord shall pay to Tenant, concurrently with the payment of the Construction Allowance, an amount equal to the actual cost of the sprinkler heads that will be installed in that portion of the first floor of the Premises that, as of the date of this Lease, has no sprinkler heads.

      8. Commencement of Construction. Tenant shall commence construction of the Work on or before the fifth (5th) day after the building permit is issued by the City of Fort Worth.

      9. Coordination of Construction; Construction Management. All work required of Tenant under this Exhibit E, must be coordinated with Landlord and the work to be performed by Landlord under Section 25a. of the Lease. Landlord, at its expense, shall have the right, but not the obligation, to supervise the Work and coordinate the relationship between the Work, the Building and the Building's systems.

      10. Construction Representatives. Landlord's and Tenant's representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

      Landlord's Representative:          Jason Morahan


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

                                          Isenberg Management Associates
                                          1005 W. Jefferson  Boulevard,  Suite
                                          305
                                          Dallas, Texas 75208
                                          Telephone:  214.943.7697
                                          Telecopy:  214.943.7171

      Tenant's Representative:            Mike Fisher
                                          Fisher-Pearson, Inc.
                                          1904 Wenneca
                                          Fort Worth, Texas 76102
                                          Telephone: 817.336.1161
                                          Telecopy:   817.336.1164


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

                                   EXHIBIT E-1

                          HVAC INSTALLATION AND UPGRADE

Landlord's Financial Responsibilities:

o Installing a new chilled water system for the additional Building capacity.
o Providing Tenant with additional air conditioning on the third floor of the Premises as needed.
o Purchasing hardware for full DDC control of all VAV boxes and fan coils including sensors.

Tenant's Financial Responsibilities:

o     Re-ducting entire Premises as needed.
o Purchase and installation of Liebert Unit needed for second floor of the Premises (cooling of all Data Processing areas).
o Labor for installing DDC hardware on all Tenant VAV boxes and fan coils. o Air balance entire Premises.


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

                                    EXHIBIT F

                                     PARKING

Tenant shall be permitted to use eight (8) reserved vehicular parking spaces in the parking lot associated with the Building (the "Parking Area") during the Term at no charge. (The eight (8) reserved parking spaces will be located adjoining the south entrance of the Building and designated for bank customer use only.) Tenant may also use ninety-two (92) undesignated vehicular parking spaces in the Parking Area during the Term at no charge; provided that in the event Landlord constructs the Covered Parking Area as provided in Section 25d., then Tenant may use (i) eighty-two (82) undesignated vehicular parking spaces in the Parking Area during the Term at no charge, and (ii) ten (10) covered reserved vehicular parking spaces in the Covered Parking Area during the Term at no charge, with two (2) of such ten (10) spaces to be designated for certain specified bank officers. Tenant's use of all parking spaces shall be subject to such terms, conditions and regulations as are from time to time charged or applicable to patrons of the Parking Area, including, without limitation, the terms and conditions of that certain Easement for Ingress and Egress and Reciprocal Parking Agreement which encumbers the Land and which is recorded in the Real Property Records of Tarrant County, Texas, as amended from time to time. Landlord shall have no liability if Landlord fails or is unable to provide, or Tenant is not permitted to use, all or any portion of the parking spaces to which it is entitled hereunder. If Tenant sublets any portion of the Premises or assigns any of its interest in this Lease, then the parking spaces allocated to Tenant hereunder shall be reduced to the extent the ratio between the rentable square feet of the Premises and the parking spaces granted to Tenant hereunder exceeds the Building standard ratio of parking space per rentable square foot as established by Landlord from time to time.


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

                                    EXHIBIT G

                                 RENEWAL OPTIONS

Provided no Event of Default exists and Tenant is occupying the entire Premises at the time of such election, Tenant may renew this Lease for two (2) additional periods of five (5) years each on the same terms provided in this Lease (except as set forth below), by delivering written notice of the exercise thereof to Landlord no later than six (6) calendar months before the expiration of the then existing Term. On or before the commencement date of the extended Term in question, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

      (1) The Basic Rental payable for each month during each such extended Term shall be the greater of (a) the prevailing rental rate for office space in the Building at the commencement of such extended Term, for space of equivalent quality and size, with the length of the extended Term and the credit standing of Tenant to be taken into account, or (b) the Basic Rental which was payable hereunder for the last year of the immediately preceding Term, as adjusted in the manner provided in Exhibit D of this Lease;

      (2) Tenant shall have no further renewal options unless expressly granted by Landlord in writing; and

      (3) Landlord shall lease to Tenant the Premises in their then-current as-is condition.

Tenant's rights under this Exhibit shall terminate if (i) this Lease or Tenant's right to possession of the Premises is terminated, or (ii) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof. Tenant may assign this renewal option to any assignee (but not a sublessee) of the Lease, provided that either (i) such assignee is a corporation that is controlled by, controlling, or under common control with, Tenant, or is the surviving corporation in a merger, consolidation or other reorganization involving Tenant, or is the purchaser of all or substantially all of Tenant's assets, or (ii) Landlord has expressly consented to the assignment of this renewal option to such assignee, such consent not to be unreasonably withheld. Tenant and Landlord shall promptly execute and deliver an appropriate amendment of this Lease to evidence such terms following commencement of the extended Term.


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

                                    EXHIBIT H

                              RIGHT OF FIRST NOTICE

(a) If during the initial term of this Lease, Landlord receives a letter of intent or other expression of interest in the First Notice Space from a prospective tenant (the "Letter of Intent") regarding any vacant space on the fourth floor (the "First Notice Space"), Landlord shall deliver a notice to Tenant offering to lease the First Notice Space to Tenant.

(b) Tenant may elect to lease the First Notice Space in its then as-is condition by delivering a notice (the "Response Notice") to Landlord within five (5) business days after the date of Landlord's notice specifying that Tenant elects either (i) to lease all, but not less than all, of the First Notice Space, or (ii) to decline to lease the First Notice Space. If (i) Landlord does not receive the Response Notice within the 5-day period, or (ii) in the Response Notice Tenant does not elect to lease all of the First Notice Space, then Tenant is deemed to have waived its right to lease the First Notice Space and Tenant will have no further rights to lease the First Notice Space. If, however, Landlord does not lease the First Notice Space to the prospective tenant identified in the Letter of Intent, then Tenant's right of first notice as outlined in this exhibit will continue in full force and effect with respect to the First Notice Space.

(c) If Tenant timely delivers a Response Notice electing to lease all of the First Notice Space, then Tenant shall have no right to revoke its right to lease the First Notice Space. Tenant's lease of the First Notice Space will be upon the same terms and conditions set forth in this Lease except that:

      (i) the First Notice Space will be leased to Tenant for a term commencing on the earlier of (x) the date specified in the Letter of Intent, (y) the sixtieth day following the date of the Response Notice, or (z) such other date mutually agreed upon by Landlord and Tenant, and such term shall continue through the termination date of this Lease;

      (ii) if Tenant's election to lease the First Notice Space occurs during the first twelve (12) calendar months of the Term, then the Basic Rental for the First Notice Space will be calculated at the same rate per rentable square foot in effect under this Lease for the original Premises; but if Tenant's election to lease the First Notice Space occurs after the first twelve (12) calendar months of the Term, then the Basic Rental for the First Notice Space will be calculated at the same rate per rentable square foot that is quoted in the Letter of Intent; and

      (iii) if Tenant's election to lease the First Notice Space occurs during the first twelve (12) calendar months of the Term, then Tenant will receive the same finish-out allowance it received with respect to the original Premises; but if Tenant's election to lease the First Notice Space occurs after the first twelve (12) calendar months of the Term, then Tenant will receive the same finish-out allowance quoted in the Letter of Intent.

(d) Landlord shall prepare, and Landlord and Tenant will execute and deliver, within ten (10) days after Landlord's receipt of the Response Notice, an amendment to the Lease confirming that the First Notice Space is part of the Premises and setting forth the terms and conditions upon which the First Notice Space is being leased to Tenant.

(e) Landlord is not obligated to offer the First Notice Space to Tenant, and Tenant may not exercise its option to lease the First Notice Space, if at the time Landlord would otherwise be obligated to give the Notice to Tenant, Tenant is in default under this Lease.

(f) Tenant may not assign this option to lease the First Notice Space to any assignee of the Lease, nor may any sublessee or assignee exercise this option; however, Tenant may assign this right of first notice to any assignee of the Lease that is a corporation that is controlled by, controlling, or under common control with, Tenant, or is the surviving corporation in a merger, consolidation or other reorganization involving Tenant, or is the purchaser of all or substantially all of Tenant's assets.


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

                                    EXHIBIT I

                             RE-MEASURE OF PREMISES

Landlord and Tenant are each entitled, within fifteen (15) days after the Commencement Date, to re-measure the Premises. If the Premises does not contain 34,339 square feet, the re-measuring party is entitled, within such thirty (30) day period, to notify the other party of such fact, which notice must show the results of such re-measurement and must include the name of the architect who re-measured the space and copies of such architect's worksheets and computations. If either Landlord or Tenant does not send such notification within such fifteen (15) day period, then the party that does not send such notification will be deemed to have waived the right of re-measurement. If they both fail to send the notice, then they both will be deemed to have waived the right of re-measurement and the Premises will be deemed for all purposes to contain 34,339 square feet. If one party sends the notification of measurement discrepancy within such 15-day period, then the party so notified will have fifteen (15) days after the receipt of such notice in which to re-measure the Premises and provide a written response to the first party indicating that it either accepts or rejects that party's re-measurement figures, which response must show the results of such re-measurement and must include the name of the architect who re-measured the space for the responding party and copies of such architect's worksheets and computations. Should the party to whom such notice was sent fail to respond as set forth in the immediately-preceding sentence, then it will be deemed to have accepted the other party's measurement for all purposes under this Lease. If, on the other hand, such party notifies the other party in accordance with the requirements of this paragraph that it does not accept such other party's calculations, then Tenant and Landlord must select another, independent architect to re-measure the Premises and such architect's measurement will be binding unless it varies from either of the other two (2) measurements by more than two percent (2%), in which event the average of the two measurements that are numerically closest will be deemed to be the total square footage of the Premises for all purposes under this Lease. In the event that the final determination of the total square footage of the Premises is not the same as the approximate total square footage of the Premises set forth in the Basic Lease Information, then all terms and provisions of this Lease that are dependent upon the size of the Premises, including, but not limited to, Basic Rental and Tenant's Proportionate Share, will automatically be altered without the need for any further documentation, although each party agrees to execute an amendment to this Lease reflecting such changes within ten (10) days after the other party delivers to it a written lease amendment reflecting such changes, with a request for execution. All notices to be given under the provisions of this EXHIBIT I shall be in writing.


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